PEOPLES BANCORP INC. – P.O. BOX 738 MARIETTA, OH 45750 www.peoplesbancorp.com

FOR IMMEDIATE RELEASE                                                                                    Contact: Mark F. Bradley
May 10, 2007                                                                                                                                 President and Chief Executive Officer(740) 373-3155

PEOPLES BANCORP INC.
DECLARES SECOND QUARTER DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.22 per share payable on July 2, 2007, to shareholders of record at June 15, 2007.
The second quarter dividend reflects a payout of approximately $2.3 million based on 10.6 million shares outstanding at May 10, 2007, and reflects a 5% increase over the $0.21 per share dividend paid in the second quarter of 2006.  Dividends per share of $0.44 for the first half of 2007 also represent a 7% increase over the $0.41 per share declared through six months of 2006.
“Our goal is to reward shareholders for their support and enhance the return on their investment through increased dividends,” said Mark F. Bradley, President and Chief Executive Officer.  “We our proud of Peoples Bancorp’s long history of dividend growth.”
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 50 locations and 37 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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